Exhibit 23.19

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements on Form S-3 (Nos. 333-275324) of McEwen Inc.
(2)	Registration Statement on Form S-4 (Nos. 333-281729) of McEwen Inc., and
(3)	Registration Statements on Form S-8 (Nos. 333-144563, 333-144569, 333-112269, 333-179143, 333-179144, 333-204693, 333-222609, 333-275325 and 333-281728) of McEwen Inc.

of our report dated June 24, 2026, with respect to the financial statements of Minera Santa Cruz S.A. included in Amendment No.2 to the Annual Report (Form 10-K/A) of McEwen Inc. for the year ended December 31, 2025.

City of Buenos Aires, Argentina
June 24, 2026

/s/ PISTRELLI, HENRY MARTIN Y ASOCIADOS S.A.

Pistrelli, Henry Martin y Asociados S.A.

Member of Ernst & Young Global Limited